UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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EOG Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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Beginning on April 27, 2021, EOG Resources, Inc. sent the following communication to certain stockholders of the Company.

Dear EOG Stockholders:

We are writing to provide you with an update regarding EOG’s board diversity disclosures and related commitments.

Race and Ethnicity Disclosure

Our current disclosures regarding the composition of our Board of Directors (“Board”) include the gender composition of our Board as well as a photograph and biographical information for each of our directors.

Based on feedback from our stockholders and other stakeholders, we will expand our disclosures, beginning with the proxy statement for our 2022 annual stockholders meeting, to include the racial/ethnic composition of our Board.

While we currently have two female directors on our Board, we do not have any racially or ethnically diverse Board members. To further the progress we have made in recent years in increasing the diversity of our Board, EOG and its Board are actively seeking racially or ethnically diverse director candidates for our Board.

Identification of Minority & Women Director Candidates (“Rooney Rule”)

The Nominating, Governance and Sustainability Committee of our Board (“Nominating Committee”) has various sources for identifying potential director candidates, including current and former directors, EOG’s contacts in the business community and professional search firms.

As is discussed on page 11 of our 2021 proxy statement, in any instance that the Nominating Committee retains a search firm to assist in identifying director candidates, the Nominating Committee is required to affirmatively instruct such search firm to include qualified minority and women candidates for consideration by the Board and the Nominating Committee.

We believe these provisions of the Nominating Committee’s Charter and our Corporate Governance Guidelines further demonstrate our continuing commitments to pursuing board diversity and the identification of qualified minority and women candidates. We intend to enhance our future proxy statement disclosures to highlight these provisions of our corporate governance program.

Support for Director Nominee Julie J. Robertson

Julie J. Robertson has served as a director of EOG since January 2019 and as Chairperson of our Nominating Committee since April 2019.

Under Ms. Robertson’s leadership, the Nominating Committee has engaged in regular discussions with EOG management regarding diversity, both in the boardroom and at the employee/workforce level. These discussions have included the feedback we have received from our stockholders regarding board diversity as well as our related disclosures in our annual proxy statement and sustainability report.

And under Ms. Robertson’s continuing leadership, the Nominating Committee will continue to actively review the composition of our Board and Board committees with a view to finding the right mix of diversity, professional experience, skills and background. Accordingly, we ask that you:

•	Vote “FOR” the reelection of Ms. Robertson (Proposal 1.g) at the 2021 Annual Meeting of Stockholders.

Thank you for giving this topic your attention and for your consideration in supporting EOG and Ms. Robertson.

Sincerely,

Michael P. Donaldson

Executive Vice President, General Counsel and Corporate Secretary

April 27, 2021